Exhibit 99


UNIVERSAL CORPORATION                               NEWS
P.O. Box 25099                                      Phone:      (804)359-9311
Richmond, VA 23260                                  Fax:        (804)254-3584


Contact:                                            Release:
                                                    Immediate
     KAREN M.L. WHELAN
     Phone:       (804)359-9311
     Fax:         (804)254-3594



       UNIVERSAL AND SOCOTAB COMPLETE ORIENTAL LEAF TOBACCO PARTNERSHIP

RICHMOND, VA and NEW YORK, May 28, 1998 / PRNEWSWIRE

Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, Richmond, Virginia and Harold S. Wertheimer, President of Socotab Leaf Tobacco Company, Inc., New York, New York today announced that they have completed the formation of a partnership combining their oriental leaf tobacco businesses. The new company, Socotab, L.L.C, (Socotab) is the leading oriental leaf tobacco merchant in the world.

Oriental tobacco is an integral component of American blend cigarettes, and the new company has enhanced capabilities to serve the growing world demand for oriental leaf.

Socotab's Board of Directors has representation from each of the two partners. Harold S. Wertheimer is the Chairman and Chief Executive Officer of the new company, and Jonathan R. Wertheimer is President. The company, which is headquartered in Geneva, Switzerland has operations in Turkey, Bulgaria, Macedonia and Greece, the major sources of oriental style tobacco.

Universal Corporation is a diversified company with operations in leaf tobacco, lumber, and agri-products. Prior to the formation of the partnership, Socotab Leaf Tobacco Company, Inc., founded in 1923, was one of the world's leading oriental leaf tobacco merchants.